Exhibit 99

KonaTel Announces Closing of a $5 Million Secured Credit Facility

Non-dilutive Financing to Support Growth of Subscriber Base

DALLAS, December 21, 2023, -- KonaTel, Inc. (OTCQB: KTEL) (www.konatel.com), a voice/data communications holding company, announced that to support the expansion of its wholly owned subsidiary, IM Telecom LLC /d/b/a Infiniti Mobile a national Lifeline and ACP provider, it has closed a secured credit facility with ACP Financing VII LLC (“ACP Finance”). Approximately $1.5 million of financing was provided at closing to purchase equipment, with potentially up to $25 million available to support the growth of IM Telecom.

The Installment Sale Agreement with ACP Finance is a structured credit, non-dilutive facility, without warrants, convertibility or stock issued. It is a unique short-term liability tailored specifically for national Lifeline and ACP providers, like Infiniti Mobile, that provide for equipment repayment over the initial nine months in a manner that supports Infiniti Mobile in growing its subscriber base.

D. Sean McEwen, Chairman/CEO of KonaTel, stated, "ACP Finance maintains strict requirements for minimum revenue and monthly activations to qualify for this credit facility. We are pleased that in the fourth quarter of this year, Infiniti Mobile reached those minimum requirements. So, we are excited to partner with ACP Finance, which have provided other Lifeline and Affordable Connectivity Program (“ACP”) providers with capital to substantially grow their revenues while improving their cash flow. As stated in prior Securities and Exchange Commission (“SEC”) filings, our team has been working for many months to prepare the infrastructure for accelerated growth. Now with this credit facility, we will have the additional capital to expand our distribution without incurring term debt or diluting our shareholders’ ownership. Through this agreement, we will be able to purchase mobile devices (cell phones and tablets) at an overall cost (equipment and financing) lower than existing sources. We believe the impact on our cash management and revenue will be positive with this credit instrument as we continue to expand our Lifeline and ACP customer base.”

Bill Pettinati, Manager of ACP Finance, stated, "We are pleased to add KonaTel/Infiniti Mobile to our portfolio of Lifeline and ACP providers that provide essential broadband and communication services to the underserved. We look forward to a long partnership with KonaTel and Infiniti Mobile and substantially increasing the facility as needed to support their growth.”

About KonaTel

KonaTel provides a variety of retail and wholesale telecommunications services including mobile voice/text/data service supported by national U.S. mobile networks, mobile numbers, SMS/MMS services, IoT mobile data service, and a range of hosted cloud services. KonaTel’s subsidiary, Apeiron Systems, Inc. (www.apeiron.io), is a global cloud communications service provider employing a dynamic “as a service” (“CPaaS/UCaaS/CCaaS/PaaS”) platform. Apeiron provides voice, messaging, SD-WAN, and platform services using its national cloud network. All Apeiron’s services can be accessed through legacy interfaces and rich communications APIs. KonaTel’s other subsidiary, Infiniti Mobile (www.infinitimobile.com), is an FCC authorized national wireless ACP and Lifeline carrier with an FCC approved wireless Lifeline Compliance Plan, licensed to provide government subsidized cellular service to low-income American families across eleven states. KonaTel is headquartered in Plano, Texas.

About ACP Finance

Since 2017, ACP Finance has provided growth capital commitments of over $100 million to Lifeline and ACP companies. It partners with Eligible Telecommunication Carriers licensed in the Lifeline program and licensed carriers in the Affordable Connectivity Program and has assisted a number of those companies to profitably grow their revenues and subscriber base by as much as ten times. Please visit www.acpfinance.net for more information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of the disclosures contained in the filings of KonaTel and its “forward-looking statements” in such filings that are contained in the EDGAR Archives of the SEC at www.sec.gov.

Contacts

D. Sean McEwen
(214) 323-8410
inquiries@konatel.com